EXHIBIT 99.2

SMTC Q1 16 Earnings Call

Sushil

•	Thank you Enisee

•	Welcome and good morning Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer and Greg Gaba, Vice President of Finance.

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

•	First of all I would like to remind you of the comment I made in the last call related to sequentially lower revenue in Q1 2016. Our lower revenue of $41.9M in this quarter was primarily due to seasonality and project ramp delays for two of our new customers. During the quarter we won two new customers, one in the area of smart power and the other representing highly engineered embedded products. Total revenue from these product lines is expected to ramp to $10-$12 million annually in next 12 to 15 months.

•	As you may recall, we launched the NPI Tech Center in the fourth quarter of 2014. During the last six quarters, new product introduction has continued to build momentum related to this service offering. During the second half of the year we plan to invest in another surface mount line which will improve our capabilities and support further growth. Our goal is to continue to provide engineering solutions to our customer partners in early stages of the product design and help them reduce time to revenue.

•	We continue to make progress in managing working capital and our net debt improved by $3.4 million compared to a year ago resulting decrease in interest of $0.1 million.

•	I will now hand over to Roger to review financial details

Roger

•	Thanks Sushil

•	Revenue for the first quarter was $41.9 million, with adjusted EBITDA of $1.4 million and a net income of $1.0 million compared to revenue in the first quarter of 2015 of $48.7 million, $1.4 million in adjusted EBITDA and a net loss of $(0.4) million.

•	Gross profit for the first quarter was $4.9 million or 11.6% compared to $3.6 million or 7.4% in the first quarter of 2015. Adjusted gross profit, which excludes the effects of the unrealized portion of foreign exchange gains or losses on unsettled derivative financial instruments, was $3.8 million or 9.1% compared to $3.9 million or 8.0% in the fourth quarter of the prior year.

•	Debt net of cash was $13.1 million, a decrease of $3.4M or 20% from the first quarter of 2015. During the quarter, an amendment was executed with our lender, PNC. The amendment resulted in $5.0 million of our revolving credit facility being converted into long-term debt for which the current portion is $1.0 million. In addition this also included an interest rate reduction.

I will hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Roger

•	In summary, we continue to invest in the business with new NPI Tech Center line and are continuing to build a strong customer funnel. While we expect our year over year revenue to decrease, we expect our revenue to grow sequentially and exit the year with a significantly higher quarterly run rate.

•	We expect that as a result of managing labor costs, improving utilization and favorable product mix, our full year EBITDA will increase year over year.

•	Finally, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for questions.

Closing:

•	Thank you all for joining the call and your continued support of our Company. We expect our next earnings call to take place during the first week of August 2016. We will look forward to speaking to you then. Thank you.